Exhibit 99.1
Greg Pearson to Join Post Consumer Brands as
President and Chief Executive Officer
ST. LOUIS, February 5, 2026 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced Greg Pearson will join the company as President and Chief Executive Officer of Post Consumer Brands, effective April 1, 2026. Pearson will succeed Nicolas Catoggio, who assumed the role of Post Holdings EVP, Chief Operating Officer in January 2026.
Pearson joins Post from Compana Pet Brands, a global leader in pet care and nutrition based in St. Louis, where he has served as Chief Executive Officer since January 2023. With Compana, Pearson has led significant business transformation efforts, including optimizing the company’s supply chain, refocusing its commercial strategy and evolving its product portfolios for profitable growth.
Pearson brings to Post 25 years of experience in the consumer packaged goods industry. Prior to Compana, Pearson served as Chief Executive Officer of Pretzels, Inc., a private label and contract manufacturer of pretzels, where he led a variety of growth and operations initiatives that resulted in the company’s successful sale to The Hershey Company in 2021. In addition, Pearson previously oversaw all brand marketing, creative services, private brands and e-commerce product management for online pet retailer Chewy.com and led part of the private brands division for Conagra Brands, Inc. His early career included a variety of cereal and baked goods brand marketing roles with General Mills.
“Greg’s experience leading and transforming businesses in grocery and pet, across brands and private label, is a great fit for our Post Consumer Brands organization,” said Rob Vitale, Post Holdings’ President and Chief Executive Officer. “We are excited to welcome Greg to Post and look forward to working together to build on Post Consumer Brands’ success.”
“I trust Greg will be a valuable leader for our business and our people and am confident his expertise and perspectives will guide Post Consumer Brands well into the future,” Catoggio said.
Pearson will be based at Post Consumer Brands’ headquarters in Lakeville, Minn. In the coming months, Catoggio and Pearson will work closely together to ensure a smooth transition.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American branded and private label ready-to-eat cereal and granola, pet food and nut butter categories. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. For more information, visit www.postholdings.com.

Contact:
Media Relations
Tara Gray
tara.gray@postholdings.com
(314) 644-7648
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